Exhibit 21.1

Subsidiaries of the Company

Ascent Oil and Gas Inc.

Ascent Energy Holdings, Inc.

Ascent Energy Louisiana, LLC

Ascent GP, LLC

Ascent LP, LLC

Pontotoc Acquisition Corporation

Pontotoc Production Company, Inc.

Oklahoma Basic Economy Corporation

Pontotoc Holdings, Inc.

Pontotoc Gathering, LLC

Dyne Exploration Company

Ascent Resources WV, Inc.